UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2017

CEDAR FAIR, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	1-9444	34-1560655
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Cedar Point Drive, Sandusky, Ohio	44870-5259
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 626-0830

N.A.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2017, Cedar Fair, L.P. (“Cedar Fair” or the “Partnership”) announced that Richard Zimmerman (age 57), its President and Chief Operating Officer, will succeed Matthew A. Ouimet as Chief Executive Officer of the Partnership, effective January 1, 2018, as part of the Partnership’s planned leadership succession. Mr. Zimmerman will continue to serve as President of the Partnership. Mr. Zimmerman has served as President of the Partnership since October 2016, and has served as Chief Operating Officer since October 2011. He has held roles of increasing responsibility within the Partnership since joining Cedar Fair in 2006. In connection with Mr. Zimmerman’s promotion, the Partnership entered into an Employment Agreement with Mr. Zimmerman that will become effective on January 1, 2018, and will supersede and replace his previous employment agreement. Pursuant to the Employment Agreement, beginning on January 1, 2018, Mr. Zimmerman will receive an annual base salary of $750,000 in connection with his election as Chief Executive Officer. Mr. Zimmerman also will participate in the Partnership’s annual cash incentive compensation program with a target award level for 2018 equal to 115% of his annual base salary, a minimum payment threshold of 90% of the target and a maximum award level equal to 172.5% of his annual base salary. Mr. Zimmerman also will participate in the Partnership’s long-term equity incentive compensation program commensurate with his new position.

In addition, Cedar Fair announced that Mr. Ouimet, the Partnership’s current Chief Executive Officer and Director, will become executive chairman of the board of directors of the Partnership on that same day. Accordingly, Mr. Ouimet will remain an executive of the Partnership. In connection with Mr. Ouimet’s new position, the Partnership entered into an Employment Agreement with Mr. Ouimet that will become effective on January 1, 2018, and will supersede and replace his previous employment agreement. Pursuant to the Employment Agreement, beginning on January 1, 2018, Mr. Ouimet will receive an annual base salary of $500,000 in connection with his new position as Executive Chairman. Mr. Ouimet also will continue to participate in the Partnership’s annual cash incentive compensation program with a target award level equal to 120% of his annual base salary, a minimum payment threshold of 90% of the target and a maximum award level equal to 180% of his annual base salary. Mr. Ouimet also will participate in the Partnership’s long-term equity incentive compensation program commensurate with his new position. If Mr. Ouimet’s employment is terminated at any time by the Partnership without cause, for disability or he resigns for good reason, Mr. Ouimet will be entitled to an amount equal to his base salary at the time of termination of employment. As a result of Mr. Ouimet’s new position, Eric Affeldt will no longer serve as chairman of the board of directors but will remain a Director of Cedar Fair.

The Company also announced that Debra Smithart-Oglesby, a current Director of the Partnership, will become lead independent director, effective January 1, 2018.

A copy of the news release making these announcements is attached as Exhibit 99.1 to this Current Report on Form 8-K. The foregoing descriptions of the Employment Agreements for each of Mr. Zimmerman and Mr. Ouimet are qualified by the text of their respective agreements, copies of which are filed as Exhibit 10.1 and 10.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit (10.1)	Employment Agreement, dated October 4, 2017, by and among Cedar Fair, L.P., Cedar Fair Management, Inc., Magnum Management Corporation, and Richard A. Zimmerman.

Exhibit (10.2)	Employment Agreement, dated October 4, 2017, by and among Cedar Fair, L.P., Cedar Fair Management, Inc., Magnum Management Corporation, and Matthew A. Ouimet.

Exhibit (99.1)	News release of Cedar Fair, L.P., dated October 4, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR FAIR, L.P.
By: Cedar Fair Management, Inc., General Partner

Date: October 5, 2017	By:	/s/ Brian C. Witherow
Brian C. Witherow
Executive Vice President and Chief Financial Officer